CGGVeritas Receives Approval for its Voluntary Exchange Tender
for Wavefield Inseis ASA by the Oslo Stock Exchange
The Offer will be open from November 27 until December 12, 2008
Paris, November 26, 2008 -— CGGVeritas (ISIN: 0000120164 — NYSE: CGV) announced today that the company’s voluntary exchange tender offer (the “Offer”) for 100% of the shares of Wavefield Inseis (“Wavefield”) (OSE: WAVE) has received formal approval from the Oslo Stock Exchange pursuant to Chapter 6 of the Norwegian Securities Trading Act.
The French Autorité des marchés financiers had granted its visa No. 08-263 on CGGVeritas’ prospectus regarding the issue and admission to trading of the CGGVeritas shares to be issued as consideration in the Offer on November 24, 2008.
The Offer will be open from Thursday November 27, 2008 until Friday December 12, 2008, 17:30 (CET).
In the context of this Offer, CGGVeritas will offer eligible Wavefield shareholders 1 newly issued CGGVeritas share for each 7 Wavefield shares.
•	Aggregate equity value implied by the transaction is approximately $310 million based on the closing price of CGGVeritas and Wavefield on November 7, 2008, an implied 31% premium for the Wavefield shareholders

•	The net debt coverage ratios of CGGVeritas remain unchanged post transaction
The proposed combination presents a strong strategic rationale and is immediately accretive to both earnings and cash flow per share. Bringing the two companies together will strengthen the technology position across Services and Equipment in the high-end market.
The Offer Document, as approved by the Oslo Stock Exchange, is available on CGGVeritas’ website (www.cggveritas.com) and free of charge from the following address:
CGGVeritas
Tour Maine Montparnasse
33, avenue du Maine
BP191
75755 Paris Cedex 15
France

The press release dated November 10, 2008 announcing the offer is also available on our website.
About CGGVeritas
CGGVeritas is a leading international pure-play geophysical company delivering a wide range of technologies, services and equipment through Sercel, to its broad base of customers mainly throughout the global oil and gas industry.
CGGVeritas is listed on Euronext Paris SA (ISIN: 0000120164) and the New York Stock Exchange (in the form of American Depositary Shares, NYSE: CGV).

Investor Relations Contacts
Paris:	Houston:
Christophe Barnini	Hovey Cox
Telephone: +33 1 64 47 38 10	Telephone: +1 832 351 8821
E-Mail: invrelparis@cggveritas.com	E-Mail: invrelhouston@cggveritas.com
Media Relations Contacts
Paris:
Brunswick: Laurent Perpère / Jérôme Biscay
Telephone: +33 1 53 96 83 83
E-Mail: cggveritas@brunswickgroup.com
Disclaimer
This press release contains forward-looking statements, including, without limitation, statements about CGGVeritas (“the Company”) plans, strategies and prospects and the potential combination with Wavefield Inseis ASA discussed herein. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, the Company’s actual results may differ materially from those that were expected. The Company based these forward-looking statements on its current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our proposed results. In particular there can be no assurance as to the consummation or timing of the acquisition or the realization of any synergies. All forward-looking statements are based upon information available to the Company as of the date of this document. Important factors that could cause actual results to differ materially from management’s expectations are disclosed in the Company’s periodic reports and registration statements filed with the SEC and the AMF. Investors are cautioned not to place undue reliance on such forward-looking statements.
The Offer is made for the shares of Wavefield, a company organised under the laws of the Kingdom of Norway, and is subject to the laws of the Kingdom of Norway. The Offer is being made in reliance on the exemption from certain requirements of Regulation 14E of the U.S. Securities Exchange Act of 1934 provided by Rule 14d-1(c) thereunder and in reliance on the exemption from the registration requirements of the U.S. Securities Act of 1933 provided by Rule 802 thereunder. The Offer is subject to disclosure requirements and takeover laws and regulations of the Kingdom of Norway that may be quite different from those of the United States. The financial statements of Wavefield included in the Offer Document, have been prepared in accordance with International Financial Reporting Standards and are not comparable to the financial statements of United States companies. It may be difficult for investors to enforce their rights and any claim they may have arising under U.S. securities laws, since the Company is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Investors may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. Neither the U.S. Securities and Exchange Commission (SEC) nor the securities commission of any state in the United States has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the disclosure in the Offer Document. Any representation to the contrary is a criminal offence in the United States.